Exhibit 21

                                  Subsidiaries
                                  -------------

     Scottsdale Diecast, Inc., a wholly-owned subsidiary of the Company, was formed on November 10, 2004, to sell die cast automobiles and motor sports related collectibles including driver's apparel.